      As filed with the Securities and Exchange Commission on July 18, 2000
                                                 REGISTRATION NO. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  -------------

                         FLEXTRONICS INTERNATIONAL LTD.
             (Exact Name of Registrant as Specified in Its Charter)

          SINGAPORE                     0-23354                NOT APPLICABLE
(State or Other Jurisdiction    (Commission file number)      (I.R.S. Employer
      of Incorporation)                                      Identification No.)


                                  -------------

            11 UBI ROAD 1 #07-01/02                               MICHAEL E. MARKS
          MEIBAN INDUSTRIAL BUILDING                          CHIEF EXECUTIVE OFFICER
               SINGAPORE 408723                            FLEXTRONICS INTERNATIONAL LTD.
                 (65) 844-3366                                11 UBI ROAD 1 #07-01/02
  (Address, Including Zip Code, and Telephone                MEIBAN INDUSTRIAL BUILDING
                    Number,                                       SINGAPORE 408723
Including Area Code, of Registrant's Principal                     (65) 844-3366
              Executive Offices)                       (Name, Address, Including Zip Code, and
                                                                 Telephone Number,
                                                      Including Area Code, of Agent For Service)

                               ------------------

                                   Copies to:

                             David K. Michaels, Esq.
                               Joshua N. Sun, Esq.
                               Fenwick & West LLP
                              Two Palo Alto Square
                           Palo Alto, California 94306

                               ------------------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                   CALCULATION OF REGISTRATION FEE
=========================================================================================================
                                                  PROPOSED           PROPOSED
    TITLE OF EACH CLASS OF        AMOUNT TO       MAXIMUM             MAXIMUM
          SECURITIES                 BE          AGGREGATE           AGGREGATE           AMOUNT OF
       TO BE REGISTERED          REGISTERED   PRICE PER SHARE(1)  OFFERING PRICE(1)  REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------
Ordinary Shares, S$.01 par
value per share                  9,242,415        $73.3125         $677,584,550          $146,621.35
=========================================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457. The price per share and aggregate offering price are based upon the average of the high and low prices for Registrant's ordinary shares on July 12, 2000, as reported on the Nasdaq National Market pursuant to Rule 457(c).

(2) 1,660,200 of the ordinary shares to which this Registration Statement relates were part of, and included in, the ordinary shares of the Registrant previously registered on Form S-3, Registration No. 333-65659, for which a filing fee was previously paid in the amount of $6,878.26. 93,800 of the ordinary shares to which this Registration Statement relates were part of, and included in, the ordinary shares of the Registrant previously registered on Form S-3, Registration No. 333-77515, for which a filing fee was previously paid in the amount of $630.72. 2,379,284 of the ordinary shares to which this Registration Statement relates were part of, and included in, the ordinary shares of the Registrant previously registered on Form S-3, Registration No. 333-87601, for which a filing fee was previously paid in the amount of $38,921.70. 506,988 of the ordinary shares to which this Registration Statement relates were part of, and included in, the ordinary shares of the Registrant previously registered on Form S-3, Registration No. 333-94941, for which a filing fee was previously paid in the amount of $11,118.49. Accordingly, an additional filing fee of $89,072.18 is payable in connection with the Registration Statement.

     Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, the Prospectus which constitutes part of this Registration Statement is a combined prospectus and also relates to 1,660,200 of the Registrant's ordinary shares previously registered on Form S-3, Registration No. 333-65659, 93,800 of the Registrant's Form S-3, Registration No. 333-77515, 2,379,284 of the Registrant's Form S-3, Registration No. 333-87601 and 506,988 of the Registrant's ordinary shares previously registered on Form S-3, Registration No. 333-94941. This Registration Statement also constitutes Post-Effective Amendment No. 5 to Registration Statement No. 333-65659, Post-Effective Amendment No. 3 to Registration Statement No. 333-77515, Post-Effective Amendment No. 2 to Registration Statement No. 333-87601 and Post-Effective Amendment No. 1 to Registration Statement No. 333-94941. Such Post-Effective Amendments shall become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS



                         FLEXTRONICS INTERNATIONAL LTD.
                        Up To 9,242,415 Ordinary Shares


                                 ---------------


        The 9,242,415 ordinary shares covered by this prospectus were previously issued by Flextronics in its acquisitions of Palo Alto Products International Pte Ltd, Palo Alto Manufacturing (Thailand) Ltd., Palo Alto Plastic (Thailand) Ltd., PCB Assembly, Inc., San Marco Engineering Srl, Sample Rate Systems Oy, Neutronics Electronic Industries Holding AG, Energipilot AB, Kyrel EMS Oy, Summit Manufacturing Inc., Circuit Board Assemblers, Inc. and EMC International, Inc. These ordinary shares may be offered and sold over time by the shareholders named in this prospectus under the heading "Selling Shareholders," by their pledgees or donees, or by other transferees that receive the ordinary shares in transfers other than public sales.

        The selling shareholders may sell their Flextronics shares in the open market at prevailing market prices, or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling shareholders, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

        We will not receive any of the proceeds from the sale of these shares.

        The ordinary shares are quoted on the Nasdaq National Market under the symbol "FLEX." On July 12, 2000, the closing sale price of the ordinary shares was $73.75 per share.

                                 ---------------

        THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                 ---------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                  The date of this prospectus is July 18, 2000.

                                TABLE OF CONTENTS

                                                                                   Page
Where You Can Find More Information.................................................. 2
Forward Looking Statements........................................................... 2
The Company.......................................................................... 3
Enforcement of Civil Liabilities .................................................... 3
Risk Factors......................................................................... 3
Use of Proceeds...................................................................... 9
Selling Shareholders................................................................. 9
Plan of Distribution................................................................. 12
Legal Matters........................................................................ 12


                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's website at "http://www.sec.gov."

        The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

        - our Annual Report on Form 10-K for the fiscal year ended March 31, 2000;

        - our Current Reports on Form 8-K filed with the Commission on June 13, 2000, June 19, 2000, June 22, 2000 and June 27, 2000; and

        - the description of our ordinary shares contained in our Registration Statement on Form 8-A dated January 31, 1994.

        You may request a copy of these filings, at no cost, by writing or telephoning us at:

                         Flextronics International Ltd.
                                2245 Lundy Drive
                           San Jose, California 95131
                         Attention: Laurette F. Slawson
                  Treasurer and Director of Investor Relations
                            Telephone: (408) 428-1300

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement, other than any information superseded by a later document filed with the SEC and incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders may not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


                           FORWARD LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. In particular, the statements herein regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" that appears in our Annual Report on Form 10-K for the year ended March 31, 2000 describe some, but not all, of the factors that could cause these differences.


                                   THE COMPANY

        Flextronics is a leading provider of advanced electronics manufacturing services to original equipment manufacturers, or OEMs, primarily in the telecommunications and networking, consumer electronics and computer industries. We provide a wide range of integrated services, from initial product design to volume production and fulfillment. Our manufacturing services range from printed circuit board fabrication and assembly to complete product assembly and test. We believe that we have developed particular strengths in advanced interconnect, miniaturization and packaging technologies, and in the engineering and manufacturing of wireless communications products employing radio frequency technology. In addition, we provide advanced engineering services, including product design, PCB layout, quick-turn prototyping and test development. Throughout the production process, we offer logistics services, such as materials procurement, inventory management, packaging and distribution. Our principal executive offices are located at 11 Ubi Road 1 #07-01/02, Meiban Industrial Building, Singapore 408723 and our telephone number is (65) 844-3366.


                        ENFORCEMENT OF CIVIL LIABILITIES

        We are incorporated in Singapore under the Companies Act. Some of our directors and executive officers reside in Singapore. All or a substantial portion of the assets of such persons, and a substantial portion of our assets, are located outside the United States. As a result, it may not be possible for persons purchasing ordinary shares to effect service of process within the United States upon such persons or Flextronics or to enforce against them, in the United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Singapore legal advisors, Allen & Gledhill, that there is doubt as to the enforceability in Singapore, either in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated upon the federal securities laws of the United States.


                                  RISK FACTORS

IF WE DO NOT MANAGE EFFECTIVELY THE EXPANSION OF OUR OPERATIONS, OUR BUSINESS MAY BE HARMED.

        We have grown rapidly in recent periods. Our workforce has tripled in size over the last year as a result of internal growth and acquisitions. This growth is likely to considerably strain our management control system and resources, including decision support, accounting management, information systems and facilities. If we do not continue to improve our financial and management controls, reporting systems and procedures to manage our employees effectively and to expand our facilities, our business could be harmed.

        We plan to increase our manufacturing capacity by expanding our facilities and by adding new equipment. Such expansion involves significant risks, including, but not limited to the following:

        - we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

        - we may not efficiently and effectively integrate new operations and information systems, expand our existing operations and manage geographically dispersed operations;

        -  we may incur cost overruns;

        - we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could harm our growth and our ability to meet customers' delivery schedules; and

        - we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.

        In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including substantial increases in depreciation expense and rental expense, that will increase our cost of sales. If our revenues do not increase sufficiently to offset these expenses, our operating results would be seriously harmed. Our expansion, both through internal growth and acquisitions, has contributed to our incurring significant accounting charges.

WE MAY ENCOUNTER DIFFICULTIES WITH ACQUISITIONS, WHICH COULD HARM OUR BUSINESS.

        We have completed a number of acquisitions of businesses and facilities and expect to continue to acquire additional businesses and facilities in the future. We are currently in preliminary discussions to acquire additional businesses and facilities. Any future acquisitions may require additional debt or equity financing, which could increase our leverage or be dilutive to our existing shareholders. We cannot assure the terms of, or that we will complete, any acquisitions in the future.

        To integrate acquired businesses, we must implement our management information systems and operating systems and assimilate and manage the personnel of the acquired operations. The difficulties of this integration may be further complicated by geographic distances. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business.

        In addition, acquisitions involve a number of other risks and challenges, including, but not limited to,

        -  diversion of management's attention;

        - potential loss of key employees and customers of the acquired companies;

        - lack of experience operating in the geographic market of the acquired business; and

        -  an increase in our expenses and working capital requirements.

        Any of these and other factors could harm our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition.

WE HAVE NEW CUSTOMER RELATIONSHIPS FROM WHICH WE ARE NOT YET RECEIVING SIGNIFICANT REVENUES, AND ORDERS FROM THESE CUSTOMERS MAY NOT REACH ANTICIPATED LEVELS.

        We have recently announced major new customer relationships, including our alliance with Motorola, from which we anticipate significant future sales. However, similar to our other customer relationships, there are no volume purchase commitments under these new programs, and the revenues we actually achieve may not meet our expectations. In anticipation of future activities under these programs, we are incurring substantial expenses as we add personnel and manufacturing capacity and procure materials. Our operating results will be seriously harmed if sales do not develop to the extent and within the time frame we anticipate.

OUR CUSTOMERS MAY CANCEL THEIR ORDERS, CHANGE PRODUCTION QUANTITIES OR DELAY PRODUCTION.

        Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers and we continue to experience reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations.

        In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have increased our manufacturing capacity and plan further increases, we may not have sufficient capacity at any given time to meet our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can harm our gross margins and operating income.

OUR OPERATING RESULTS VARY SIGNIFICANTLY.

        We experience significant fluctuations in our results of operations. The factors which contribute to fluctuations include:

        -  the timing of customer orders;

        -  the volume of these orders relative to our capacity;

        -  market acceptance of customers' new products;

        -  changes in demand for customers' products and product obsolescence;

        -  the timing of our expenditures in anticipation of future orders;

        -  our effectiveness in managing manufacturing processes;

        -  changes in the cost and availability of labor and components;

        -  changes in our product mix;

        -  changes in economic conditions;

        - local factors and events that may affect our production volume, such as local holidays; and

        -  seasonality in customers' product requirements.

        One of our significant end-markets is the consumer electronics market. This market exhibits particular strength towards the end of the year in connection with the holiday season. As a result, we have experienced relative strength in revenues in our third fiscal quarter.

THE MAJORITY OF OUR SALES COMES FROM A SMALL NUMBER OF CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY.

        Sales to our five largest customers have represented a majority of our net sales in recent periods. Our five largest customers accounted for approximately 44% of consolidated net sales in fiscal 2000. Our largest customers during fiscal 2000 were Ericsson and Philips accounting for approximately 12% and 10% of consolidated net sales. The identity of our principal customers have varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would seriously harm our business. If we are not able to timely replace expired, canceled or reduced contracts with new business, our revenues would be harmed.

WE DEPEND ON THE ELECTRONICS INDUSTRY WHICH CONTINUALLY PRODUCES TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES; OUR INABILITY TO CONTINUALLY MANUFACTURE SUCH PRODUCTS ON A COST-EFFECTIVE BASIS WOULD HARM OUR BUSINESS.

        Factors affecting the electronics industry in general could seriously harm our customers and, as a result, us. These factors include:

        - the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which results in short product life cycles;

        - the inability of our customers to develop and market their products, some of which are new and untested, the potential that our customers' products may become obsolete or the failure of our customers' products to gain widespread commercial acceptance; and

        -  recessionary periods in our customers' markets.

        If any of these factors materialize, our business would suffer.

THERE MAY BE SHORTAGES OF REQUIRED ELECTRONIC COMPONENTS.

        A substantial majority of our net sales are derived from turnkey manufacturing in which we are responsible for purchasing components used in manufacturing our customers products. We generally do not have long-term agreements with suppliers of components. This typically results in our bearing the risk of component price increases because we may be unable to procure the required materials at a price level necessary to generate anticipated margins from our agreements with our customers. Accordingly, component price changes could seriously harm our operating results.

        At various times, there have been shortages of some of the electronic components that we use, and suppliers of some components have lacked sufficient capacity to meet the demand for these components. In recent months, component shortages have become more prevalent in our industry. In some cases, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production, of assemblies using that component, which has contributed to an increase in our inventory levels. We expect that shortages and delays in deliveries of some components will continue. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing and shipping delays, which could harm our relationships with current or prospective customers and reduce our sales.

OUR INDUSTRY IS EXTREMELY COMPETITIVE.

        The electronics manufacturing services industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. Current and prospective customers also evaluate our capabilities against the merits of internal production. Some of our competitors, including Solectron,

Celestica and SCI Systems, have substantially greater market share than us, and substantially greater manufacturing, financial, research and development and marketing resources.

        In recent years, many participants in the industry, including us, have substantially expanded their manufacturing capacity. If overall demand for electronics manufacturing services should decrease, this increased capacity could result in substantial pricing pressures, which could seriously harm our operating results.

WE ARE SUBJECT TO THE RISK OF INCREASED TAXES.

        We have structured our operations in a manner designed to maximize income in countries where tax incentives have been extended to encourage foreign investment or where income tax rates are low. We base our tax position upon the anticipated nature and conduct of our business and upon our understanding of the tax laws of the various countries in which we have assets or conduct activities. However, our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law which may have retroactive effect. We cannot determine in advance the extent to which some jurisdictions may require us to pay tax or make payments in lieu of tax.

        Several countries in which we are located allow for tax holidays or provide other tax incentives to attract and retain business. We have obtained holidays or other incentives where available. Our taxes could increase if certain tax holidays or incentives are not renewed upon expiration, or tax rates applicable to us in such jurisdictions are otherwise increased. In addition, further acquisitions may cause our effective tax rate to increase.

WE CONDUCT OPERATIONS IN A NUMBER OF COUNTRIES AND ARE SUBJECT TO RISKS OF INTERNATIONAL OPERATIONS.

        The geographical distances between Asia, the Americas and Europe create a number of logistical and communications challenges. Our manufacturing operations are located in a number of countries, including Austria, Brazil, China, the Czech Republic, Finland, France, Germany, Hungary, Ireland, Italy, Malaysia, Mexico, Sweden, the United Kingdom and the United States. As a result, we are affected by economic and political conditions in those countries, including:

        -  fluctuations in the value of currencies;

        -  changes in labor conditions;

        -  longer payment cycles;

        -  greater difficulty in collecting accounts receivable;

        -  burdens and costs of compliance with a variety of foreign laws;

        -  political and economic instability;

        -  increases in duties and taxation;

        - imposition of restrictions on currency conversion or the transfer of funds;

        -  limitations on imports or exports;

        -  expropriation of private enterprises; and

        - reversal of the current policies including favorable tax and lending policies encouraging foreign investment or foreign trade by our host countries.

        The attractiveness of our services to our U.S. customers can be affected by changes in U.S. trade policies, such as "most favored nation" status and trade preferences for some Asian nations. In addition, some countries in which we operate, such as Brazil, Mexico and Malaysia, have experienced periods of slow or negative growth, high inflation, significant currency devaluations and limited availability of foreign exchange. Furthermore, in countries such as Mexico and China, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on us. Finally, we could be seriously harmed by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

WE ARE SUBJECT TO RISKS OF CURRENCY FLUCTUATIONS AND HEDGING OPERATIONS.

        A significant portion of our business is conducted in the European euro, the Swedish krona and the Brazilian real. In addition, some of our costs, such as payroll and rent, are denominated in currencies such as the Austrian schilling, the British pound, the Chinese renminbi, the German deutsche mark, the Hong Kong dollar, the Hungarian forint, the Irish pound, the Malaysian ringgit, the Mexican peso and the Singapore dollar, as well as the krona, the euro and the real. In recent years, the Hungarian forint, Brazilian real and Mexican peso have experienced significant devaluations. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of sales, operating margins and revenues. We cannot predict the impact of future exchange rate fluctuations. We use financial instruments, primarily forward purchase contracts, to hedge Japanese yen, European euro, U.S. dollar and other foreign currency commitments arising from trade accounts payable and fixed purchase obligations. Because we hedge only fixed obligations, we do not expect that these hedging activities will harm our results of operations or cash flows. However, our hedging activities may be unsuccessful, and we may change or reduce our hedging activities in the future. As a result, we may experience significant unexpected expenses from fluctuations in exchange rates.

WE DEPEND ON OUR KEY PERSONNEL.

        Our success depends to a larger extent upon the continued services of our key executives, managers and skilled personnel. Generally our employees are not bound by employment or non-competition agreements, and we cannot assure that we will retain our key officers and employees. We could be seriously harmed by the loss of key personnel.

WE ARE SUBJECT TO ENVIRONMENTAL COMPLIANCE RISKS.

        We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. In addition, we are responsible for cleanup of contamination at some of our current and former manufacturing facilities and at some third party sites. If more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or the results of future testing and analyses at our current or former operating facilities indicate that we are responsible for the release of hazardous substances, we may be subject to additional remediation liability. Further, additional environmental matters may arise in the future at sites where no problem is currently known or at sites that we may acquire in the future. Currently unexpected costs that we may incur with respect to environmental matters may result in additional loss contingencies, the quantification of which cannot be determined at this time.

THE MARKET PRICE OF OUR ORDINARY SHARES IS VOLATILE.

             The stock market in recent years has experienced significant price and volume fluctuations that have affected the market prices of technology companies. These fluctuations have often been unrelated to or disproportionately impacted by the operating performance of these companies. The market for our ordinary shares may be subject to similar fluctuations. Factors such as fluctuations in our operating results, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may have a significant effect on the market price of our ordinary shares.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling shareholders.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the shares beneficially owned by the selling shareholders named below as of July 14, 2000, the shares that may be offered and sold from time to time by the selling shareholders pursuant to this prospectus, assuming each selling shareholder sells all of the ordinary shares offered in this prospectus, and the nature of any position, office or other material relationship which each selling shareholder has had with Flextronics. The selling shareholders named below, together with any pledgee or donee of any named shareholders, and any person who may purchase shares offered hereby from any named shareholders in a private transaction in which they are assigned the shareholders' rights to registration of their shares, are referred to in this prospectus as the "selling shareholders."

     Except as indicated below, the shares that may be offered and sold pursuant to this prospectus represent all of the shares beneficially owned by each named selling shareholder as of July 14, 2000. All of these shares were acquired by the selling shareholders in connection with our acquisitions of Palo Alto Products International Pte Ltd, Palo Alto Manufacturing (Thailand) Ltd., Palo Alto Plastic (Thailand) Ltd., PCB Assembly, Inc., San Marco Engineering Srl, Sample Rate Systems Oy, Neutronics Electronic Industries Holding AG, Energipilot AB, Kyrel EMS Oy, Summit Manufacturing Inc., Circuit Board Assemblers, Inc. and EMC International, Inc. Because the selling shareholders may offer from time to time all or some of their shares under this prospectus, no assurances can be given as to the actual number of shares that will be sold by any selling shareholder or that will be held by the selling shareholder after completion of the sales.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that consider shares to be beneficially owned by any person who has voting or investment power with respect to the shares. Ordinary shares subject to options that are currently exercisable or exercisable within 60 days after July 14, 2000 are considered to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of a person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based upon 115,467,000 outstanding ordinary shares as of July 14, 2000.

                                        SHARES BENEFICIALLY OWNED                    SHARES BENEFICIALLY OWNED
                                          PRIOR TO THE OFFERING      SHARES BEING       AFTER THE OFFERING
              NAME                         NUMBER       PERCENT        OFFERED          NUMBER        PERCENT
              ----                         ------       -------        -------          ------        -------
Hui Shing Leong (1)                       4,000,900       3.5          1,737,800      2,263,100        2.0
Seppo Parhankangas (2)                    2,379,284       2.1          2,379,284             --         --
Dennis and Diane Kottke (3)               1,084,566        *           1,084,566             --         --
Neil Chan (4)                               553,824        *             553,824             --         --
James Sacherman (5)                         466,915        *             466,915             --         --
John Toor (6)                               315,046        *             315,046             --         --
Creation SA (7)                             274,120        *             274,120             --         --
Malcolm Smith (8)                           258,572        *             258,572             --         --
Chiu-Hsia Chan Wu (9)                       198,169        *             198,169             --         --
James Chan (10)                             188,982        *             188,982             --         --
DET International Holding Ltd (9)           149,268        *             149,268             --         --
Blue Ridge Investors Limited
  Partnership (11)                          141,430        *             141,430             --         --
Pan Tang Wang (9)                           125,988        *             125,988             --         --
Thomas Albright (12)                        114,480        *             114,480             --         --
Susan Albright (11)                         111,802        *             111,802             --         --
Delta Electronics Thailand (13)             110,034        *             110,034             --         --
Tzu Min Tong (9)                             78,742        *              78,742             --         --
Chao Chung Hsu (9)                           78,742        *              78,742             --         --
WK Technology Fund IV (9)                    72,837        *              72,837             --         --
Tsai-Jung Chan (9)                           65,619        *              65,619             --         --
Tsai-Hsun Chan (9)                           65,619        *              65,619             --         --
WK Global Fund Limited (9)                   57,088        *              57,088             --         --
Chin Chin Lin (14)                           50,745        *              47,245          3,500         --
Juha Kuusama (15)                            45,336        *              45,336             --         --
Dale Albright (16)                           35,066        *              35,066             --         --
Ming Tarng Yu (17)                           34,997        *              31,497          3,500         --
Li Hua Chan (9)                              31,497        *              31,497             --         --
Chang Lien Tseng (9)                         31,497        *              31,497             --         --
WK Technology Fund III (9)                   29,528        *              29,528             --         --
Start Fund of Kera Oy (15)                   28,209        *              28,209             --         --
Fu Hsiun Lien (9)                            26,903        *              26,903             --         --

                                        SHARES BENEFICIALLY OWNED                    SHARES BENEFICIALLY OWNED
                                          PRIOR TO THE OFFERING      SHARES BEING       AFTER THE OFFERING
              NAME                         NUMBER       PERCENT        OFFERED          NUMBER        PERCENT
              ----                         ------       -------        -------          ------        -------
Jeffrey Huckabone (18)                       25,556        *              25,556             --         --
Donald Albright (19)                         25,556        *              25,556             --         --
Po Jen Huang (9)                             23,622        *              23,622             --         --
Bluegumm, LLC                                22,778        *              22,778             --         --
Takaotec Corp (20)                           22,407        *              22,407             --         --
Bo Sjunnesson (21)                           20,000        *              20,000             --         --
WK Technology Fund (9)                       19,685        *              19,685             --         --
WK Technology Fund II (9)                    17,717        *              17,717             --         --
Mei-Ling Tai (9)                             15,748        *              15,748             --         --
Tommi Rasila (15)                            15,112        *              15,112             --         --
E.C. Sykes (22)                              13,260        *              13,260             --         --
Dean Albright (23)                           13,260        *              13,260             --         --
Chien-Chih Fang (20)                         10,938        *              10,938             --         --
Rich Fortune Co. (9)                          9,842        *               9,842             --         --
Shih Liang Lin (9)                            7,874        *               7,874             --         --
Hsin Yi Wang (20)                             7,476        *               7,476             --         --
Kuen Yi Wu (9)                                6,561        *               6,561             --         --
Meng-Chuan Huang (20)                         5,714        *               5,714             --         --
Shen-Lung Huang (20)                          5,714        *               5,714             --         --
John Toor, Trustee of the Sacherman
   Family Trust dated 12/20/96 (24)           3,934        *               3,934             --         --
Shannon Smith, Trustee of the Smith
   Family Trust dated 12/25/96 (25)           3,934        *               3,934             --         --
Wallace Hsu (9)                               3,444        *               3,444             --         --
James Sacherman, Trustee of the
   Toor Family Trust dated 8/20/97 (26)       1,499        *               1,499             --         --
Victor Chung (19)                             1,478        *               1,478             --         --
Candy Lin (9)                                   984        *                 984             --         --
Amilcare Berti (27)                             880        *                 880             --         --
Hamid Arjomand (9)                              574        *                 574             --         --
Janette Canare (9)                              393        *                 393             --         --
Christy Balzer (9)                              393        *                 393             --         --
Peter Abrams (9)                                328        *                 328             --         --
Rich Blanton (9)                                 49        *                  49             --         --

---------------
* Less than 1%.

(1) Mr. Hui Shing Leong is a director of Flextronics, and was a director and shareholder of Neutronics until its acquisition by Flextronics. Includes 2,257,600 shares held by Great Empire Limited, an entity affiliated with Mr. Hui. Shares beneficially owned by Mr. Hui include 5,500 shares subject to options exercisable within 60 days after July 14, 2000 held by Mr. Hui.

(2) Mr. Seppo Parhankangas was a director, officer and sole shareholder of Kyrel until its acquisition by Flextronics.

(3) Dennis and Diane Kottke were shareholders of PCB Assembly, Inc. prior to its acquisition by Flextronics.

(4) Neil Chan is a director and officer of a subsidiary of Flextronics and was a shareholder of Palo Alto Products International until its acquisition by Flextronics.

(5) James Sacherman is a director and officer of a subsidiary of Flextronics and was a shareholder of Palo Alto Products International until its acquisition by Flextronics. Does not include 4,371 shares held by John Toor, Trustee of the Sacherman Family Trust dated 12/20/96.

(6) John Toor is an officer of a subsidiary of Flextronics and was a shareholder of Palo Alto Products International until its acquisition by Flextronics. Does not include 1,665 shares held by James Sacherman, Trustee of the Toor Family Trust dated 8/20/97.

(7) Creation SA was a shareholder of San Marco Engineering prior to its acquisition by Flextronics. Does not include 880 shares held by Amilcare Berti.

(8) Malcolm Smith is an officer of a subsidiary of Flextronics and was a shareholder of Palo Alto Products International until its acquisition by Flextronics. Does not include 4,371 shares held by Shannon Smith, Trustee of the Smith Family Trust dated 12/25/96.

(9) A shareholder of Palo Alto Products International prior to its acquisition by Flextronics.

(10) James Chan is an officer of a subsidiary of Flextronics and was a shareholder of Palo Alto Products International until its acquisition by Flextronics.

(11) A shareholder of Circuit Board Assemblers prior to its acquisition by Flextronics.

(12) A shareholder of Circuit Board Assemblers and EMC prior to their acquisition by Flextronics. Includes 57,240 shares held jointly with Susan Albright.

(13) Delta Electronics Thailand was a shareholder of Palo Alto Products International, Palo Alto Manufacturing (Thailand) and Palo Alto Plastic (Thailand) prior to their acquisition by Flextronics.

(14) Chin Chin Lin was a shareholder of Palo Alto Products International prior to its acquisition by Flextronics. Shares beneficially owned by Chin Chin Lin include 3,500 shares subject to options exercisable within 60 days after July 14, 2000 held by Chin Chin Lin.

(15) A shareholder of Sample Rate Systems prior to its acquisition by Flextronics.

(16) Dale Albright was a shareholder of EMC prior to its acquisition by Flextronics. Includes 32,066 shares held jointly with Traher Albright.

(17) Ming Tarng Yu was a shareholder of Palo Alto Products International prior to its acquisition by Flextronics. Shares beneficially owned by Ming Tarng Yu include 3,500 shares subject to options exercisable within 60 days after July 14, 2000 held by Ming Tarng Yu.

(18) Jeffrey Huckabone was a shareholder of Summit Manufacturing prior to its acquisition by Flextronics. Includes 9,660 shares held jointly with Janet Huckabone.

(19) Donald Albright was a shareholder of Summit Manufacturing prior to its acquisition by Flextronics. Includes 3,556 shares held jointly with Catherine Albright.

(20) A shareholder of Palo Alto Plastic (Thailand) prior to its acquisition by Flextronics.

(21) Bo Sjunnesson is an officer of a subsidiary of Flextronics, and was a director, officer and the sole shareholder of Energipilot prior to its acquisition by Flextronics.

(22) E.C. Sykes was a shareholder of Circuit Board Assemblers prior to its acquisition by Flextronics. Includes 13,090 shares held jointly with Susan Sykes.

(23) Dean Albright was a shareholder of Circuit Board Assemblers prior to its acquisition by Flextronics. Includes 5,760 shares held jointly with Janeen Albright.

(24) John Toor, Trustee of the Sacherman Family Trust dated 12/20/96 was shareholder of Palo Alto Products International until its acquisition by Flextronics. Does not include 518,794 shares held by James Sacherman.

(25) Shannon Smith, Trustee of the Smith Family Trust dated 12/25/96 was shareholder of Palo Alto Products International until its acquisition by Flextronics. Does not include 287,302 shares held by Malcolm Smith.

(26) James Sacherman, Trustee of the Toor Family Trust dated 8/20/97 was shareholder of Palo Alto Products International until its acquisition by Flextronics. Does not include 350,051 shares held by John Toor.

(27) Amilcare Berti was a director, officer and shareholder of San Marco Engineering prior to its acquisition by Flextronics. Does not include 274,120 shares held by Creation SA, an entity controlled by Amilcare Berti.

                              PLAN OF DISTRIBUTION

        The selling shareholders may sell or distribute some or all of the shares from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses, block transactions or short sales) on Nasdaq, in privately negotiated transactions (including sales pursuant to pledges or short sales) or in the over-the-counter market, or in a combination of these transactions. These transactions may be effected by the selling shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholders (and, if they act as agent for the purchaser of the shares, from such purchaser). The discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This prospectus also may be used, with Flextronics' consent, by donees or pledgees of the selling shareholders, or by other persons acquiring shares and who wish to offer and sell shares under circumstances requiring or making desirable its use.

        The selling shareholders and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither Flextronics nor the selling shareholders can presently estimate the amount of such compensation.

        We will pay substantially all of the expenses incident to this offering of the shares by the selling shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act, in connection with the offer and sale of the shares, and selling shareholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        In order to comply with certain states' securities laws, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

        The shares were originally issued to former shareholders of Palo Alto Products International Pte Ltd, Palo Alto Manufacturing (Thailand) Ltd., Palo Alto Plastic (Thailand) Ltd., PCB Assembly, Inc., San Marco Engineering Srl, Sample Rate Systems Oy, Neutronics Electronic Industries Holding AG, Energipilot AB, Kyrel EMS Oy, Summit Manufacturing Inc., Circuit Board Assemblers, Inc. and EMC International, Inc., in connection with the acquisitions of these companies pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof.


                                  LEGAL MATTERS

   The validity of the securities offered hereby has been passed upon for us by Allen & Gledhill, Singapore.

                       -----------------------------------

                                   PROSPECTUS

                       -----------------------------------









                                  July 18, 2000

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

        The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

        SEC Registration Fee.......................  $ 89,072.18
        Printing and engraving expenses............     5,000.00
        Legal expenses.............................    20,000.00
        Blue Sky expenses..........................     2,000.00
        Accounting fees and expenses...............    15,000.00
        Miscellaneous..............................     1,927.82
                                                     -----------
          Total....................................  $133,000.00

ITEM 15.  Indemnification of Officers and Directors.

        As permitted by the laws of Singapore, the Articles of Association of the Company provide that, subject to the Companies Act, the Company's Directors and officers will be indemnified by the Company against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, Director or employee of the Company and in which judgment is given in their favor or in which they are acquitted or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court. Directors and officers may not be indemnified by the Company against any liability which by law would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the Company.

ITEM 16.  Exhibits and Financial Statements and Schedules.

EXHIBIT
NUMBER         EXHIBIT TITLE
-------        -------------
2.1            Exchange Agreement dated October 19, 1997 by and among the
               Registrant, Neutronics Electronic Industries Holding A.G. and the
               named shareholders of Neutronics Electronic Industries Holding
               A.G. (Incorporated by reference to Exhibit 2 of the Registrant's
               Current Report on Form 8-K for event reported on October 30,
               1997.)

2.2            Exchange Agreement dated as of June 11, 1999 among the
               Registrant, Flextronics Holding Finland Oyj and Seppo
               Parhankangas. (Incorporated by reference to Exhibit 2.3 of the Registrant's Annual Report on Form 10-K for the fiscal year ended
               March 31, 1999.)

3.1 Memorandum of Association of the Registrant. (Incorporated by reference to Exhibit 3.1 of the Registrant's Registration
               Statement on Form S-1, No. 33-74622.)

3.2 Articles of Association of the Registrant. (Incorporated by reference to Exhibit 3.2 of the Registrant's Registration
               Statement on Form S-4, No. 33-85842.)

4.1 Indenture dated as of October 15, 1997 between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee. (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K for event reported on October 15, 1997.)

4.2 U.S. Dollar indenture dated as of June 29, 2000 between the Registrant and Chase Manhattan Bank and Trust Company, National
               Association, as Trustee. (To be filed by amendment.)

4.3 Euro indenture dated as of June 29, 2000 between the Registrant and Chase Manhattan Bank and Trust Company, National
               Association, as Trustee. (To be filed by amendment.)

5.1 Opinion and Consent of Allen & Gledhill with respect to the ordinary shares being registered. (To be filed by amendment.)

23.1           Consent of Arthur Andersen LLP.

23.2           Consent of Deloitte & Touche LLP.

23.3           Consent of PricewaterhouseCoopers LLP.

23.4           Consent of Allen & Gledhill. (To be filed by amendment.)

24.1 Power of Attorney (included in the signature page of this Registration Statement).

27.1           Financial Data Schedule. (Incorporated by reference to Exhibit
               27.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2000.)

ITEM 17.  UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirement of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereto duly authorized.

Date: July 18, 2000

                                           FLEXTRONICS INTERNATIONAL LTD.


                                           By: /s/ MICHAEL E. MARKS
                                              ----------------------------------
                                                 Michael E. Marks


                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Michael E. Marks and Robert R.B. Dykes and each of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Report (including any and all amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

            Signature                              Title                            Date
            ---------                              -----                            ----
/s/ MICHAEL E. MARKS                Chairman of the Board and Chief Executive   July 18, 2000
-----------------------------       Officer (principal executive officer)
Michael E. Marks

/s/ ROBERT R.B. DYKES               President, Systems Group                    July 18, 2000
-----------------------------       (principal financial officer)
Robert R.B. Dykes

/s/ THOMAS J. SMACH                 Vice President of Finance                   July 18, 2000
-----------------------------       (principal accounting officer)
Thomas J. Smach

/s/ TSUI SUNG LAM                   Director                                    July 18, 2000
-----------------------------
Tsui Sung Lam

/s/ MICHAEL J. MORITZ               Director                                    July 18, 2000
-----------------------------
Michael J. Moritz

/s/ RICHARD L. SHARP                Director                                    July 18, 2000
-----------------------------
Richard L. Sharp

/s/ PATRICK FOLEY                   Director                                    July 18, 2000
-----------------------------
Patrick Foley

/s/ ALAIN AHKONG                    Director                                    July 18, 2000
-----------------------------
Alain Ahkong

/s/ HUI SHING LEONG                 Director                                    July 18, 2000
-----------------------------
Hui Shing Leong

                                  EXHIBIT INDEX

EXHIBIT
NUMBER         EXHIBIT TITLE
-------        -------------
2.1            Exchange Agreement dated October 19, 1997 by and among the
               Registrant, Neutronics Electronic Industries Holding A.G. and the
               named shareholders of Neutronics Electronic Industries Holding
               A.G. (Incorporated by reference to Exhibit 2 of the Registrant's
               Current Report on Form 8-K for event reported on October 30,
               1997.)

2.2            Exchange Agreement dated as of June 11, 1999 among the
               Registrant, Flextronics Holding Finland Oyj and Seppo
               Parhankangas. (Incorporated by reference to Exhibit 2.3 of the Registrant's Annual Report on Form 10-K for the fiscal year ended
               March 31, 1999.)

3.1 Memorandum of Association of the Registrant. (Incorporated by reference to Exhibit 3.1 of the Registrant's Registration
               Statement on Form S-1, No. 33-74622.)

3.2 Articles of Association of the Registrant. (Incorporated by reference to Exhibit 3.2 of the Registrant's Registration
               Statement on Form S-4, No. 33-85842.)

4.1 Indenture dated as of October 15, 1997 between the Registrant and State Street Bank and Trust Company of California, N.A., as trustee. (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K for event reported on October 15, 1997.)

4.2 U.S. Dollar indenture dated as of June 29, 2000 between the Registrant and Chase Manhattan Bank and Trust Company, National
               Association, as Trustee. (To be filed by amendment.)

4.3 Euro indenture dated as of June 29, 2000 between the Registrant and Chase Manhattan Bank and Trust Company, National
               Association, as Trustee. (To be filed by amendment.)

5.1 Opinion and Consent of Allen & Gledhill with respect to the ordinary shares being registered. (To be filed by amendment.)

23.1           Consent of Arthur Andersen LLP.

23.2           Consent of Deloitte & Touche LLP.

23.3           Consent of PricewaterhouseCoopers LLP.

23.4           Consent of Allen & Gledhill. (To be filed by amendment.)

24.1 Power of Attorney (included in the signature page of this Registration Statement).

27.1           Financial Data Schedule. (Incorporated by reference to Exhibit
               27.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2000.)